 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
    and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES NEW EXECUTIVE APPOINTMENTS

HOUSTON, February 14, 2008 – Swift Energy Company (NYSE: SFY) announced today that Robert J. Banks has been appointed Executive Vice President and Chief Operating Officer of Swift Energy Company effective immediately.  After 20 years of service with Swift, Mr. Joe D’Amico, who has served as Chief Operating Officer since 2000, has notified the Company of his intent to retire in May 2008.  Mr. D’Amico will continue to serve as an Executive Vice President until his retirement date to ensure an orderly transition. Additionally, Swift Energy announced that John C. Branca has been appointed Vice President – Exploration & Development effective immediately.

Mr. Banks has over 30 years of oil and gas industry experience, focused on exploration, production, operations and project development. Mr. Banks has held senior-level positions and led international units for Vanco Energy Company, Mosbacher Energy Company, Kuwait Foreign Petroleum Company and Santa Fe International Corporation. Mr. Banks joined Swift Energy Company in 2004 as Vice President – International Operations of its subsidiary, Swift Energy International.  He was subsequently named Vice President – International Operations & Strategic Ventures of Swift Energy Company in 2006.  Mr. Banks has a B.S. from Pennsylvania State University.

Mr. Branca has over 28 years of experience in successful petroleum exploration, appraisal and development. Mr. Branca joined the Company in 2006 as Exploration Manager and has served most recently as Director of Exploration & Development. Mr. Branca spent 25 years with BP in various positions primarily focused on exploration and development of numerous asset areas for BP. Mr. Branca has a B.S. and M.S. in Geology from the University of Delaware.

Terry Swift, Chairman and CEO of Swift Energy commented, “We are proud of the service and leadership that Joe has provided over the last 20 years, and in particular, his contributions that helped us develop Lake Washington and AWP into the legacy assets that they have become. We wish Joe well and will miss him. We are confident that Bob and John can provide additional leadership that will further enhance the value of the Company and help take us to new heights of achievement.”

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

16825 Northchase Drive, Suite 400, Houston TX 77060
www.swiftenergy.com